Exhibit 99

Coca-Cola Enterprises Inc.
Strengthens 2008 Outlook, Provides 2009 Guidance

•	2008 full year comparable earnings per diluted share now expected in a range of $1.28 to $1.31.

•
120-day business review identified opportunities for a stronger marketplace presence, improved efficiencies and a new incidence-based economic model with The Coca-Cola Company enabling a more aligned 2009 business plan.

•	2009 outlook includes comparable EPS growth in a mid single-digit range excluding the expected impact of foreign currency headwinds.

•	Management to discuss its outlook and the 120-day review with investors via conference call at 10 a.m. ET.

ATLANTA--Coca-Cola Enterprises (NYSE: CCE) today said it expects to achieve full year comparable earnings per diluted share in a range of $1.28 to $1.31. Key operating factors in this guidance include stronger than expected volume performance in North America, continued solid European performance, and ongoing operating expense control efforts.

Chairman and Chief Executive Officer John F. Brock will host a conference call and presentation with analysts and investors to discuss this outlook and the impact of the 120-day business review. The call will begin at 10 a.m. ET and will be webcast via CCE’s website, www.cokecce.com.

“As we continue to face significant economic challenges throughout our territories, we remain focused on key value drivers designed to protect and enhance margins and free cash flow. We are encouraged by our progress in several key areas as we work to restore a foundation for growth at Coca-Cola Enterprises,” Mr. Brock said. “We are seeing slightly improved business trends in North America, including better than expected volume in response to our September pricing increase driven in part by improved execution and moderating commodity cost increases.

“Longer term, we believe our 120-day business review has identified important opportunities in North America that will drive growth, enhance our efficiency and effectiveness, and improve our performance in the marketplace,” Mr. Brock said. “Throughout this review, we have worked closely with The Coca-Cola Company, and though we have more work to do, together, we are taking action to capture significant opportunities in our supply chain, developing key initiatives that will strengthen our price/package architecture, and implementing a new incidence-based economic model that offers greater synergy for our two companies.

“This review has accelerated the pace and scope of change and put into motion essential changes necessary to restore long-term, profitable growth in North America,” Mr. Brock said. “This effort has also reinforced our confidence in our strategic priorities and affirmed that while our long-term performance objectives remain ambitious, they are achievable.”

Key North American outcomes from the 120-day review include:

•
New integrated supply chain initiative that will consolidate common supply chain activities, optimize product flow, and create approximately $150 million of annual incremental operating income by 2011 for CCE and The Coca-Cola Company.

•	New price/package architecture initiatives in both single-serve and multi-serve categories that will enhance brand equity, create new value for our customers and consumers, and drive recruitment.

•
New incidence-based economic model that better aligns CCE and The Coca-Cola Company in our efforts to drive profitable growth, simplifies our business relationship, better reflects our go-to-market approach, and places greater emphasis on margin management.

•	Reorganization of our operations that creates a more focused structure by reducing U.S. business units from 6 to 4, which provides greater operating flexibility and sharpens accountabilities.

Beyond these initiatives, we have also implemented programs to improve corporate efficiencies, including the development of optimization programs for Finance, Human Resources, and Business Information Systems. We have also strengthened our brand portfolio through a new distribution agreement for Monster energy drinks and Capri-Sun juice drinks, along with the acquisition of Abbey Well mineral water in Great Britain.

“In addition, we continue to work with The Coca-Cola Company to create long-term improvements that strengthen our go-to-market model and improve our efficiency. We have identified additional opportunities with significant potential, including ways to reach new customers with the right package for different occasions, to better serve foodservice customer needs through a wider variety of sales and delivery methods, and to create additional selling synergy between bottle/can and fountain sales. We look forward to discussing these initiatives with you as appropriate in the future,” Mr. Brock said.

2008 OUTLOOK

For full-year 2008, the company now expects comparable earnings per diluted share in a range of $1.28 to $1.31, including foreign currency impact and excluding items affecting comparability. This guidance reflects better than expected fourth quarter volume in North America, benefits from continued growth in Europe, and operating expense initiatives. Cash flow from operations, less capital spending (free cash flow) is expected to be approximately $650 million, with capital spending of approximately $1 billion. The comparable effective tax rate for 2008 is expected to be approximately 25 percent.

North America is expected to generate full-year 2008 results that include a low single-digit volume decline, mid single-digit pricing per case growth, and high single-digit cost of goods per case growth. In Europe, full-year 2008 volume, pricing per case, and cost of goods per case each is expected to increase in a low single-digit range.

2009 OUTLOOK

On a comparable and currency neutral basis, consolidated financial results for 2009 will reflect low single-digit operating income growth and mid single-digit EPS growth. At recent rates, foreign currency would have a negative impact on expected 2009 comparable EPS of approximately 15 cents. The company also expects strong free cash flow of more than $650 million, and capital expenditures of approximately $900 million. Free cash flow will continue to be used primarily for debt reduction. The effective tax rate for 2009 is expected to be 25 percent to 26 percent.

In North America, full-year 2009 revenue is expected to increase in a mid single-digit range as we actively manage the price and volume equation. Volume is expected to decline reflecting expected continued downward economic pressures, declines in non-alcoholic ready-to-drink beverages, and market response as we work through price increases. Key 2009 marketplace activities include initiatives for core Coca-Cola brands and Sprite, the addition of Monster energy brands, and initiatives for glacéau and Powerade. Including the impact of mix, cost of goods per case is expected to increase approximately 10 percent.

In Europe, strong marketing and brand plans will drive 2009 revenue growth in a mid single-digit range. Key 2009 marketplace initiatives include continued focus on our three-cola strategy, the addition of Abbey Well mineral water in Great Britain, and the addition of Monster energy brands. Cost of goods per case is expected to increase in a low single-digit range reflecting a continued moderate commodity cost environment.

CONFERENCE CALL

CCE will host a conference call and presentation with analysts and investors today at 10:00 a.m. ET. The call can be accessed through the company’s web site at www.cokecce.com.

Coca-Cola Enterprises Inc. is the world's largest marketer, distributor, and producer of bottle and can liquid nonalcoholic refreshment. CCE sells approximately 80 percent of The Coca-Cola Company's bottle and can volume in North America and is the sole licensed bottler for products of The Coca-Cola Company in Belgium, continental France, Great Britain, Luxembourg, Monaco, and the Netherlands. For more information about our Company, please visit our website at www.cokecce.com.

FORWARD-LOOKING STATEMENTS

Included in this news release are forward-looking management comments and other statements that reflect management’s current outlook for future periods. As always, these expectations are based on currently available competitive, financial, and economic data along with our current operating plans and are subject to risks and uncertainties that could cause actual results to differ materially from the results contemplated by the forward-looking statements. The forward-looking statements in this news release should be read in conjunction with the risks and uncertainties discussed in our filings with the Securities and Exchange Commission, including our most recent annual report on Form 10-K and subsequent SEC filings.